Exhibit 99.1

Kremers Urban Pharmaceuticals Inc.’s (“KUPI”) Business

Business Overview

KUPI is an integrated specialty generics company, focused on the development, manufacture and commercialization of complex pharmaceutical products.  KUPI’s diverse portfolio of marketed and pipeline products addresses both sizable and niche market opportunities.

As of June 30, 2015, KUPI manufactured and/or distributed 18 marketed products in a variety of dosage forms including tablets, capsules, suspensions and powders, including six products each generating in excess of $20 million in net sales annually in the twelve months ended June 30, 2015. KUPI’s pipeline portfolio includes 28 products in various stages of development, including one 505(b)(2) product. There are 11 ANDA filings that are pending U.S. Food and Drug Administration (“FDA”) approval, including five products containing Paragraph IV certifications. KUPI has deep expertise in the development of challenging formulations, which supports its development strategy of targeting specialty products and sustainable markets. KUPI also has extensive experience in the development and manufacture of controlled substances (each, a “CII Product”), which by regulation are required to be manufactured in the United States and require special handling and storage procedures. Highlighting KUPI’s R&D strategy, 11 generic products currently in development have been, or are expected to be submitted to the FDA containing Paragraph IV certifications.

KUPI currently has corporate offices in Princeton, New Jersey and manufacturing and research facilities in Seymour, Indiana. The Princeton corporate office houses executive functions, strategic planning, business development, R&D senior management, finance, sales and marketing, and legal administration, while the Seymour facility manufactures over 98% of the oral solids that KUPI markets and distributes. Seymour underwent an FDA inspection in 2014 and an European Medicines Agency, or EMA, inspection in 2015 and, since its acquisition by UCB in 2007, KUPI has not received any FDA Warning Letters resulting from Form 483 observations. In addition, KUPI has historically manufactured products for various third parties, including several notable global pharmaceutical companies, under standard Contract Manufacturing Organization (“CMO”) agreements. For the twelve months ended June 30, 2015, KUPI’s net sales from contract manufacturing, including sales to related parties, totaled approximately $52.5 million. In addition to manufacturing, the Seymour operations also include packaging, warehousing, R&D operations, regulatory, quality management, information technology (“IT”), accounting and human resource capabilities.

For the twelve months ended June 30, 2015, KUPI realized net sales of $412.7 million and Adjusted EBITDA of approximately $142.4 million.

Business Strategies

KUPI’s vision is to be a premier specialty generic pharmaceutical company that provides value to both its customers and major stakeholders. To accomplish this vision, KUPI has embraced a strategy of focusing on modified release oral solid dosage products, and by diversifying its portfolio by adding injectable, transdermal, and inhalation products.

Key Products

Methylphenidate Hydrochloride Extended Release Tablets (“Methylphenidate ER”)

Methylphenidate ER is a central nervous system stimulant indicated for the treatment of Attention Deficit Hyperactivity Disorder (“ADHD”) in children six years of age and older, adolescents, and adults up to the age of 65. The product is a generic version of the branded drug Concerta®, which is currently marketed by Johnson & Johnson, and competes with a generic product marketed by Mallinckrodt Pharmaceuticals and an Authorized Generic (“AG”) marketed by Actavis. KUPI’s product was approved by the FDA in 2013 with a therapeutic equivalence rating of AB, meaning the FDA deemed it therapeutically equivalent to the brand-name drug, Concerta®.

In November 2014, the FDA asked KUPI to conduct new bioequivalence testing of its Methylphenidate ER product using the FDA’s newly revised bioequivalence criteria or to voluntarily withdraw the product from the market. The FDA concurrently made the same request to the other non-AG competitor (Mallinckrodt) regarding its Methylphenidate product. The FDA also changed the therapeutic equivalence rating for KUPI’s and Mallinckrodt’s product from AB to BX at such time. A product that is BX-rated is still approved and can be dispensed, but it may not be automatically substitutable at the pharmacy for the brand-name drug under certain state laws. The FDA explained that while there were no safety or efficacy concerns, an FDA internal analysis (based on reports of lack of effect and differences in pharmacokinetic (“PK”) profiles and delivery systems) suggested that KUPI’s generic Methylphenidate ER product may not be therapeutically equivalent to Concerta. In June 2015, KUPI submitted the final results of new bioequivalence studies designed to assess whether KU’s Methylphenidate ER product meets the FDA’s proposed revised bioequivalence criteria. KUPI continues to market Methylphenidate ER under the BX rating and is in ongoing discussions with the FDA about the product.

The FDA has not indicated when it will reach a decision on whether to revise the bioequivalence rating of Methylphenidate ER, and no assurance can be made that any such decision will result in Methylphenidate ER’s AB rating being restored. If the FDA should decide to retain the BX rating of Methylphenidate ER, KUPI will have to continue marketing the drug under its current rating.  In addition, if KUPI is unable to regain an AB therapeutic rating, there is no assurance that the FDA will allow KUPI to retain the BX rating over the longer term.  This could result in KUPI having to potentially reformulate Methylphenidate ER or otherwise discontinue sales.

For the twelve months ended June 30, 2015, net sales from Methylphenidate ER were $104.3 million. For the six months ended June 30, 2015, which reflects a full period of sales under the BX rating, net sales from Methylphenidate ER were $36.5 million. As of August 31, 2015, based upon IMS last 12 month average data, KUPI’s product maintains a number three position in the generic market with approximately 17% share.

Omeprazole DR Capsules

Omeprazole DR is a proton pump inhibitor that decreases the amount of acid produced in the stomach. The product is a generic version of the branded drug Prilosec®. It is indicated for heartburn or irritation of the esophagus caused by gastroesophageal reflux disease.  KUPI produces Omeprazole DR capsules in 10mg, 20mg and 40mg dosages. For the twelve months ended June 30, 2015, Omeprazole DR net sales were $59.1 million. In distributing this product, KUPI competes primarily with Sandoz, Dr. Reddy’s and Zydus.  As of August 31, 2015, based upon IMS last 12 month average data, KUPI’s product maintains a number two position in the generic market with approximately 20% share.

Oxybutynin Chloride ER Tablets

Oxybutynin Chloride ER is an antispasmodic, anticholinergic agent. The product is indicated for the treatment of overactive bladder with symptoms of urgent urinary incontinence and frequency. Oxybutynin Chloride ER is produced by KUPI in 5mg, 10mg and 15mg tablet dosage forms. KUPI sells this product in 115 ml (4 oz.) liquid suspension dosage forms.  For the twelve months ended June 30, 2015, Oxybutynin Chloride ER net sales were $37.5 million. KUPI competes primarily with Mylan and Teva in this market. As of August 31, 2015, based upon IMS last 12 month average data, KUPI’s product maintains a number two position in the generic market with approximately 43% share.

Hydrocodone Polistirex and Chlorpheniramine Polistirex Pennkinetic® (Tussionex AG)

Tussionex AG is a centrally-acting, narcotic antitussive combined with an antihistamine. The product is indicated for relief of cough and upper respiratory symptoms associated with an allergy or a cold. KUPI launched Tussionex AG as a 4oz unit of use as UCB’s AG. The product was designated as a Schedule II controlled substance  in October 2014, which requires that API and finished dosage be manufactured in the United States. KUPI sells this product in 115 ml (4 oz.) liquid suspension dosage forms. For the twelve months ended June 30, 2015, Tussionex AG net sales were $24.0 million. KUPI competes primarily with Par Pharmaceutical and Neos Therapeutics. As of August 31, 2015, based upon IMS last 12 month average data, KUPI’s product maintains a number one position in the generic market with approximately 51% share.

Methylphenidate CD (Metadate CD AG) Capsules

Methylphenidate CD is a central nervous system stimulant indicated for the treatment of Attention Deficit Hyperactivity Disorder and was launched as UCB’s AG for Metadate CD. As an extended release Schedule II controlled substance, the API and finished dosage must be manufactured in the United States.  KUPI sells Methylphenidate CD in 10mg, 20mg, 40mg, 50mg and 60mg dosage forms. For the twelve months ended June 30, 2015, Methylphenidate CD net sales were $20.1 million. KUPI competes primarily with Teva. As of August 31, 2015, based upon IMS last 12 month average data, KUPI’s product maintains a number one position in the generic market with approximately 53% share.

Nifedipine ER Tablets

Nifedipine ER is a calcium ion influx inhibitor, slow-channel blocker or calcium ion antagonist. The product is indicated for management of vasospastic angina, chronic stable angina and for the treatment of hypertension. This product is sold by KUPI in 30mg, 60mg and 90mg tablet dosage forms.  For the twelve months ended June 30, 2015, Nifedipine ER net sales were $18.9 million. KUPI competes primarily with Mylan, Teva and Greenstone. As of August 31, 2015, based upon IMS last 12 month average data, KUPI’s product maintains a number two position in the generic market with approximately 16% share.

Pantoprazole Tablets

Pantoprazole is a proton pump inhibitor that decreases the amount of acid produced in the stomach. The product is indicated for short-term treatment of erosive esophagitis associated with gastroesophageal reflux disease. KUPI produces Pantoprazole in 20mg and 40mg dosage forms. For the twelve months ended June 30, 2015, Pantoprazole net sales were $22.2 million. KUPI competes primarily with Teva, Torrent and Mylan. As of August 31, 2015, based upon IMS last 12 month average data, KUPI’s product maintains a number three position in the generic market with approximately 13% share.

Validated Pharmaceutical Capabilities

KUPI’s 300,000 square foot Seymour, Indiana facility contains approximately 107,000 square feet of manufacturing space. Seymour has had satisfactory inspections conducted by the FDA and EMA and similar regulatory authorities of Japan, Taiwan, Brazil, Korea and Turkey. Since 2008, KUPI has invested more than $75 million into improvements to the facility and new equipment. This investment enabled the facility to increase production from approximately 1.2 billion doses in 2008 to over 2.7 billion doses in 2014. KUPI recently completed a $20 million 20,000 square foot expansion of the facility which, in combination with an additional planned expansion in 2016, is expected to increase capacity to 3.9 billion doses by 2017. The facility also includes four packaging lines, one of which is a high speed line added in 2012.

In addition to the 20,000 square foot expansion completed in 2014, KUPI entered into a ten-year lease of a temperature/humidity-controlled 116,000 square foot warehouse adjacent to the Seymour facility for increased storage capacity. Construction of the new leased warehouse was completed during October 2015 and will provide KUPI with the additional storage capacity needed to support planned growth while eliminating the use of less efficient third party warehousing. KUPI added a large vault for storing controlled substances in 2011 and is also planning to expand its CII vault capabilities in conformance with DEA requirements.

The Seymour site has the potential for significant additional expansion of the facility’s footprint. KUPI has strong relationships with local authorities and has had no issues securing the necessary authorizations to expand the facility in the past.

The Seymour facility is in good standing with all U.S. regulatory authorities, including the FDA, DEA, U.S. Environmental Protection Agency, Occupational Safety and Health Administration, Equal Employment Opportunity Commission and state pharmacy boards, as well as various international regulatory authorities including the EMA.

Research and Development

In 2011, KUPI completed building out its internal development capabilities, with the opening of a 22,500 square foot R&D facility in its state-of-the-art plant in Seymour, Indiana. Before this time, KUPI relied primarily on external partners to source its pipeline. The R&D team is currently comprised of nine people and supported by an analytical team. The R&D group includes three formulation teams and one Associate Director of Biopharmaceutics.

KUPI’s R&D efforts focus on niche oral solids, including products with difficult formulations and specialized delivery technologies. While KUPI has historically sourced pipeline products from in-house development, co-development, and in-licensing, going forward KUPI has a target of sourcing approximately 65-70% of its products from internal development. Internally developed products are not subject to royalty obligations owed to external development partners and therefore have the potential for higher levels of profitability. KUPI expects to selectively enter into new external development deals for products that satisfy internal profitability and other requirements.

Sales and Customer Relationships

Generic Pharmaceutical Sales

KUPI believes that it has strong relationships with all of its strategic customers as a result of experienced account management, high quality service levels and strong operational follow-up. KUPI’s customers include the largest Tier 1 and 2 wholesalers, retail/mail order pharmacies, buying groups, government and non-profit organizations. Within channels, KUPI makes strategic decisions and targets customers based on product landscape, competition and target market share.

Among wholesalers, KUPI has focused on developing business with McKesson (which is now inclusive of Rite Aid), AmerisourceBergen and Cardinal and has seen constant growth from 2009 through 2014. KUPI also has established relationships with regards to the Tier 2 distributors. Over the last five years, KUPI has developed solid positions with retail pharmacies, which include Walgreens, CVS and Wal-Mart. KUPI has also developed relationships with Red Oak, the buying group for Cardinal and CVS, and Walgreens Boots Alliance, the buying group for AmerisourceBergen and Walgreens. Additionally, the growth of the group purchasing organization operated by Econdisc, which is comprised of Express Script, Medco and Kroger, has generated incremental growth since 2012. KUPI also has a strategic focus on government business and has solid performance in that segment.

Third Party Manufacturing

As part of its business, KUPI also manufactures products for various third parties, including UCB through intercompany agreements. Since 2008, additional third party business has been considered only if it was requested by the existing base of third party customers. This change helped redirect excess capacity towards the growth of KUPI’s generics business. Third party products produced by KUPI are sold in the United States, European Union, China and other countries. KUPI manufactures these products for third parties through standard CMO agreements. The supply agreements for this sector of business, typically multiyear contracts, allow KUPI to adequately plan its long-term production capacities and profit forecasts.

Customers for KUPI’s third party manufacturing business includes several notable global pharmaceutical companies, including Genentech Inc., a subsidiary of Roche Holding AG, Arbor Pharmaceuticals, Inc., Recro Pharma and UCB.

Current Products

As of the date of this filing, KUPI manufactures, markets and/or distributes the following products under the KUPI label:

Name of Product(1)		Medical Indication	Equivalent Brand
1	Omeprazole DR	Gastrointestinal	Prilosec®
2	Oxybutynin ER	Urinary	Ditropan XL®
3	Hydrocodone Polistirex and Chlorpheniramine Polistirex Pennkinetic® (AG)	Respiratory	Tussionex® CII
4	Nifedipine XL	Cardiovascular	Procardia XL®
5	Pantoprazole DR	Gastrointestinal	Protonix®
6	Methylphenidate CD (AG)	CNS	Metadate® CD™
7	Isosorbide Mononitrate ER	Cardiovascular	Imdur®

8	Glycolax Rx	Gastrointestinal	MiraLAX® Rx
9	Montelukast IR/Chewable	Respiratory	Singulair®
10	Rabeprazole	Gastrointestinal	AcipHex®
11	Atorvastatin	Cardiovascular	Lipitor®
12	Verapamil DR (AG)	Cardiovascular	Verelan PM®
13	Polyethylene Glycol 3350 (AG)	Gastrointestinal	CoLyte®
14	Verelan®/Verelan®PM	Cardiovascular	N/A
15	Glycolax OTC	Gastrointestinal	MiraLAX® OTC
16	Tacrolimus	Organ Rejection	Prograf®
17	Nitroglycerin TD (Discontinued)	Cardiovascular	Nitro-Dur®
18	Methylphenidate ER	CNS	Concerta®

Raw Materials and Finished Goods Suppliers

The raw materials for KUPI’s products are primarily APIs, which are currently purchased from specialized API manufacturers. Other raw materials are common pharmaceutical excipients and packaging components, which are readily available. KUPI emphasizes strong working relationships with its key suppliers, which we believe have a reputation for quality and customer service, and KUPI has generally not had any difficulty in obtaining raw materials. KUPI has also put contingency plans in place, including several contracts with alternative suppliers of APIs, to minimize the potential for supply shortages.

KUPI utilizes third parties for manufacturing and/or packaging of certain products including Hydrocodone Polistirex and Chlorpheniramine Polistirex Pennkinetic® (AG), Methylphenidate CD (AG), Tacrolimus, Verapamil DR (AG) and Verelan®/Verelan®PM.

Competition

The manufacturing, marketing and distribution of generic pharmaceutical products is a highly competitive industry. Competition is based on many factors including price, ability to supply and customer service. KUPI’s competitive advantages include its diversified portfolio of products, robust pipeline and R&D capabilities, distinguished sales and marketing capabilities, strategic manufacturing operations, strong legal and regulatory capabilities, and experienced management team.

KUPI competes with other manufacturers and marketers of generic and brand name drugs. Each product manufactured and/or sold by KUPI has a different set of competitors. The list below identifies the companies with which KUPI primarily competes with respect to each of its major products.

Product	Primary Competitors

Omeprazole DR	Sandoz, Dr. Reddy’s, Zydus

Oxybutynin ER	Mylan, Teva

Methylphenidate ER	Actavis, Mallinckrodt

Hydrocodone Polistirex and Chlorpheniramine Polistirex Pennkinetic® (AG)	Par, Neos Therapeutics

Methylphenidate CD (Metadate CD AG)	Teva

Nifedipine XL	Mylan, Teva, Greenstone

Pantoprazole DR	Teva, Torrent, Mylan

Certain of KUPI’s current and potential competitors have greater resources, longer histories, more customers, and greater name recognition than KUPI. They may secure better terms from suppliers, adopt more aggressive pricing, and devote more resources to technology, infrastructure, R&D, sales and marketing. Other companies also may enter into business combinations or alliances that strengthen their competitive positions.  If one or more other generic pharmaceutical manufacturers significantly reduce their prices in an effort to gain market share, KUPI’s profitability or market position could be adversely affected.

Government Regulations

Similar to Lannett, KUPI is subject to a significant amount of government regulation. For a description of the various government regulations that KUPI is subject to, see “Government Regulation” under the description of Lannett’s business in Lannett’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015.

Employees

As of September 30, 2015, KUPI had 672 employees. There are no KUPI employees who are represented by a collective bargaining agreement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

KUPI

KUPI has sales to and purchases from various affiliates of UCB. Total net sales to various UCB entities were approximately $12.3 million and $11.0 million for the six months ended June 30, 2015 and 2014, respectively, and approximately $18.8 million, $10.7 million and $9.6 million during the years ended December 31, 2014, 2013 and 2012, respectively. Purchases of products from UCB affiliated entities were approximately $15.5 million and $25.6 million for the six months ended June 30, 2015 and 2014, respectively, and $47.9 million, $52.2 million and $40.3 million for the years ended December 31, 2014, 2013 and 2012, respectively. KUPI also receives services and support from UCB for various functions and KUPI’s operations have been dependent upon UCB’s ability to perform these services and support functions. For a period of time after closing of the Acquisition, UCB will continue to provide these services to KUPI pursuant to a Transitional Services Agreement entered into between UCB and KUPI upon closing of the Acquisition.

In addition, KUPI participates in cash pooling and financing arrangements with UCB. Under these arrangements, KUPI pays or receives interest, at a rate commensurate with market pricing for short-term borrowings or deposits, based on accounts payable to or receivable from UCB.

For additional information, see Note 13 to Kremer’s unaudited condensed consolidated financial statements for the six months ended June 30, 2015 and Note 14 to KUPI’s audited consolidated financial statements for the year ended December 31, 2014, which are contained elsewhere/incorporated by reference in this memorandum.